As filed with the Securities and Exchange Commission on January 28, 2011

File No. 333-131156

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

POLYMER GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	57-1003983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina 28269
(704) 697-5100
(Address of Principal Executive Offices)
_______________________

POLYMER GROUP, INC.
2005 EMPLOYEE RESTRICTED STOCK PLAN
(Full title of the plan)
_______________________

Daniel L. Rikard
Vice President, General Counsel and Secretary
Polymer Group, Inc.
9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina 28269
(704) 697-5100
(Name, address and telephone number, including area code, of agent for service)
_______________________

Copies to:

Peter Martelli
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
_______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated Filer [ ]
Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

DEREGISTRATION OF SECURITIES

On January 20, 2006, Polymer Group, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission a registration statement on Form S-8 (File No. 333-131156) (the “Registration Statement”) with respect to 482,000 shares of the Company’s Class A common stock, par value $.01 per share, registered for issuance under the Polymer Group, Inc. 2005 Employee Restricted Stock Plan.

On January 28, 2011, pursuant to the Agreement and Plan of Merger, dated as of October 4, 2010, among the Company, Scorpio Acquisition Corporation, a Delaware corporation that was formed by Blackstone Capital Partners V L.P. (“Parent”), Scorpio Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and MatlinPatterson Global Opportunities Partners L.P., a Delaware limited partnership, as the Stockholder Representative, Merger Subsidiary merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving Corporation”).

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, the Surviving Corporation is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the shares that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, State of North Carolina, on this 28th day of January, 2011.

POLYMER GROUP, INC.

/s/ Dennis E. Norman
Name: Dennis E. Norman
Title: Chief Financial Officer